                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                     SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  (Amendment No. 1)*

                           MICROCIDE PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------
                                   (Name of Issuer)


                                     COMMON STOCK
--------------------------------------------------------------------------------
                            (Title of Class of Securities)


                                      005950181
--------------------------------------------------------------------------------
                                    (CUSIP Number)


*THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED ON THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).

                            (CONTINUED ON FOLLOWING PAGES)

                                  Page 1 of 17 Pages
                          Exhibit Index Contained on Page 14

 CUSIP NO. 005950181                  13G                    Page 2 of 17 Pages

 1    NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Kleiner Perkins Caufield & Byers VI, L.P., a
           California Limited Partnership ("KPCB VI")
           94-3157816

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a) / /  (b) /X/

 3    SEC USE ONLY


 4    CITIZENSHIP OR PLACE OF ORGANIZATION
         California Limited Partnership

     NUMBER OF      5   SOLE VOTING POWER
       SHARES                                                      - 0 -
    BENEFICIALLY
      OWNED BY      6   SHARED VOTING POWER
       EACH                                                      900,000
     REPORTING      7   SOLE DISPOSITIVE POWER
       PERSON                                                      - 0 -
        WITH
                    8   SHARED DISPOSITIVE POWER
                                                                 900,000

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON
                                                                 900,000

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                       / /

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    8.3%

 12   TYPE OF REPORTING PERSON*
                                                                      PN


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 005950181                    13G                 Page 3 of 17 Pages

 1    NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           KPCB VI Associates, L.P., a California Limited
           Partnership ("KPCB VI Associates") 94-3158010

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                   (a) / /  (b) /X/

  3    SEC USE ONLY


 4    CITIZENSHIP OR PLACE OF ORGANIZATION
         California Limited Partnership


     NUMBER OF      5   SOLE VOTING POWER
       SHARES                                                      - 0 -
    BENEFICIALLY
      OWNED BY      6   SHARED VOTING POWER
        EACH            900,000 shares directly held by
     REPORTING          KPCB VI.  KPCB VI Associates is the
       PERSON           general partner of KPCB VI.
        WITH
                    7   SOLE DISPOSITIVE POWER
                                                                   - 0 -

                    8   SHARED DISPOSITIVE POWER
                        900,000 shares directly held by
                        KPCB VI.  KPCB VI Associates is the
                        general partner of KPCB VI.

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON
                                                                 900,000

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                       / /

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    8.3%

 12   TYPE OF REPORTING PERSON*
                                                                      PN


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 005950181                  13G                    Page 4 of 17 Pages

 1    NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Brook H. Byers

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a) / /  (b) /X/

  3    SEC USE ONLY


 4    CITIZENSHIP OR PLACE OF ORGANIZATION
         United States


                    5   SOLE VOTING POWER
     NUMBER OF                                                    17,372
       SHARES
    BENEFICIALLY    6   SHARED VOTING POWER
   OWNED BY EACH        900,000 shares directly held by
     REPORTING          KPCB VI.  KPCB VI Associates is the
       PERSON           general partner of KPCB VI.  Mr. Byers
        WITH            is a general partner of KPCB VI
                        Associates.  Mr. Byers disclaims
                        beneficial ownership of shares held
                        directly by KPCB VI.  In addition, the
                        Brook H. Byers Trust holds 3,934
                        shares, beneficial ownership of which
                        Mr. Byers disclaims.

                    7   SOLE DISPOSITIVE POWER
                                                                  17,372

                    8   SHARED DISPOSITIVE POWER
                        900,000 shares directly held by
                        KPCB VI.  KPCB VI Associates is the
                        general partner of KPCB VI.  Mr. Byers
                        is a general partner of KPCB VI
                        Associates.  Mr. Byers disclaims
                        beneficial ownership of shares held
                        directly by KPCB VI.  In addition, the
                        Brook H. Byers Trust holds 3,934
                        shares, beneficial ownership of which
                        Mr. Byers disclaims.

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON
                                                                 921,306

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                       / /

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    8.4%

 12   TYPE OF REPORTING PERSON*
                                                                      IN


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 005950181                  13G                    Page 5 of 17 Pages

 1    NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Vinod Khosla

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a) / /  (b) /X/

  3    SEC USE ONLY


 4    CITIZENSHIP OR PLACE OF ORGANIZATION
         United States

                    5   SOLE VOTING POWER
     NUMBER OF                                                     - 0 -
      SHARES
    BENEFICIALLY    6   SHARED VOTING POWER
   OWNED BY EACH        900,000 shares directly held by
     REPORTING          KPCB VI.  KPCB VI Associates is the
       PERSON           general partner of KPCB VI.  Mr. Khosla
        WITH            is a general partner of KPCB VI
                        Associates.  Mr. Khosla disclaims
                        beneficial ownership of shares held
                        directly by KPCB VI.

                    7   SOLE DISPOSITIVE POWER
                                                                   - 0 -

                    8   SHARED DISPOSITIVE POWER
                        900,000 shares directly held by
                        KPCB VI.  KPCB VI Associates is the
                        general partner of KPCB VI.  Mr. Khosla
                        is a general partner of KPCB VI
                        Associates.  Mr. Khosla disclaims
                        beneficial ownership of shares held
                        directly by KPCB VI.

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON
                                                                 900,000

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                       / /

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    8.3%

 12   TYPE OF REPORTING PERSON*
                                                                      IN


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 005950181                 13G                     Page 6 of 17 Pages

 1    NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           E. Floyd Kvamme

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a) / /  (b) /x/

  3    SEC USE ONLY


 4    CITIZENSHIP OR PLACE OF ORGANIZATION
         United States


                    5   SOLE VOTING POWER
     NUMBER OF                                                    10,647
       SHARES
    BENEFICIALLY    6   SHARED VOTING POWER
   OWNED BY EACH        900,000 shares directly held by
     REPORTING          KPCB VI.  KPCB VI Associates is the
       PERSON           general partner of KPCB VI.  Mr. Kvamme
        WITH            is a general partner of KPCB VI
                        Associates.  Mr. Kvamme disclaims
                        beneficial ownership of shares held
                        directly by KPCB VI.

                    7   SOLE DISPOSITIVE POWER
                                                                  10,647

                    8   SHARED DISPOSITIVE POWER
                        900,000 shares directly held by
                        KPCB VI.  KPCB VI Associates is the
                        general partner of KPCB VI.  Mr. Kvamme
                        is a general partner of KPCB VI
                        Associates.  Mr. Kvamme disclaims
                        beneficial ownership of shares held
                        directly by KPCB VI.

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON
                                                                 910,647

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                       / /

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                     8.4

 12   TYPE OF REPORTING PERSON*
                                                                      IN


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 005950181                     13G                 Page 7 of 17 Pages

 1    NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           L. John Doerr

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a) / /  (b) /x/

  3    SEC USE ONLY


 4    CITIZENSHIP OR PLACE OF ORGANIZATION
         United States


                    5   SOLE VOTING POWER
     NUMBER OF                                                    20,778
      SHARES
    BENEFICIALLY    6   SHARED VOTING POWER
   OWNED BY EACH        900,000 shares directly held by
     REPORTING          KPCB VI.  KPCB VI Associates is the
       PERSON           general partner of KPCB VI.  Mr. Doerr
        WITH            is a general partner of KPCB VI
                        Associates.  Mr. Doerr disclaims
                        beneficial ownership of shares held
                        directly by KPCB VI.  In addition, the
                        Child(ren) of L. John Doerr Trust holds
                        3,934 shares, beneficial ownership of
                        which Mr. Doerr disclaims.

                    7   SOLE DISPOSITIVE POWER
                                                                  20,778

                    8   SHARED DISPOSITIVE POWER
                        900,000 shares directly held by
                        KPCB VI.  KPCB VI Associates is the
                        general partner of KPCB VI.  Mr. Doerr
                        is a general partner of KPCB VI
                        Associates.  Mr. Doerr disclaims
                        beneficial ownership of shares held
                        directly by KPCB VI.  In addition, the
                        Child(ren) of L. John Doerr Trust holds
                        3,934 shares, beneficial ownership of
                        which Mr. Doerr disclaims.

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON
                                                                 924,712

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                       / /

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    8.5%

 12   TYPE OF REPORTING PERSON*
                                                                      IN


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 005950181                       13G               Page 8 of 17 Pages

 1    NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Joseph S. Lacob

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a) / /  (b) /x/

  3    SEC USE ONLY


 4    CITIZENSHIP OR PLACE OF ORGANIZATION
         United States


                    5   SOLE VOTING POWER
     NUMBER OF                                                    17,312
       SHARES           (including options exercisable within
    BENEFICIALLY        60 days for 3,000 shares)
   OWNED BY EACH
     REPORTING      6   SHARED VOTING POWER
       PERSON           900,000 shares directly held by
        WITH            KPCB VI.  KPCB VI Associates is the
                        general partner of KPCB VI.  Mr. Lacob
                        is a general partner of KPCB VI
                        Associates.  Mr. Lacob disclaims
                        beneficial ownership of shares held
                        directly by KPCB VI.

                    7   SOLE DISPOSITIVE POWER
                                                                  17,312
                        (including options exercisable within
                        60 days for 3,000 shares)

                    8   SHARED DISPOSITIVE POWER
                        900,000 shares directly held by
                        KPCB VI.  KPCB VI Associates is the
                        general partner of KPCB VI.  Mr. Lacob
                        is a general partner of KPCB VI
                        Associates.  Mr. Lacob disclaims
                        beneficial ownership of shares held
                        directly by KPCB VI.

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON
                                                                 917,312

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                       / /

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    8.4%

 12   TYPE OF REPORTING PERSON*
                                                                      IN


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 005950181                    13G                  Page 9 of 17 Pages

 1    NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Bernard Lacroute

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a) / /  (b) /x/

  3    SEC USE ONLY


 4    CITIZENSHIP OR PLACE OF ORGANIZATION
         United States

                    5   SOLE VOTING POWER
     NUMBER OF                                                    14,310
      SHARES
    BENEFICIALLY    6   SHARED VOTING POWER
    OWNED BY EACH       900,000 shares directly held by
     REPORTING          KPCB VI.  KPCB VI Associates is the
       PERSON           general partner of KPCB VI.
        WITH            Mr. Lacroute is a general partner of
                        KPCB VI Associates.  Mr. Lacroute
                        disclaims beneficial ownership of
                        shares held directly by KPCB VI.

                    7   SOLE DISPOSITIVE POWER
                                                                  14,310

                    8   SHARED DISPOSITIVE POWER
                        900,000 shares directly held by
                        KPCB VI.  KPCB VI Associates is the
                        general partner of KPCB VI.
                        Mr. Lacroute is a general partner of
                        KPCB VI Associates.  Mr. Lacroute
                        disclaims beneficial ownership of
                        shares held directly by KPCB VI.

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON
                                                                 914,310

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                       / /

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    8.4%

 12   TYPE OF REPORTING PERSON*
                                                                      IN


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 005950181                     13G                Page 10 of 17 Pages

 1    NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           James P. Lally

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a) / /  (b) /x/

  3    SEC USE ONLY


 4    CITIZENSHIP OR PLACE OF ORGANIZATION
         United States

                    5   SOLE VOTING POWER
     NUMBER OF                                                    20,447
       SHARES
    BENEFICIALLY    6   SHARED VOTING POWER
    OWNED BY EACH       900,000 shares directly held by
     REPORTING          KPCB VI.  KPCB VI Associates is the
       PERSON           general partner of KPCB VI.  Mr. Lally
        WITH            is a general partner of KPCB VI
                        Associates.  Mr. Lally disclaims
                        beneficial ownership of shares held
                        directly by KPCB VI.

                    7   SOLE DISPOSITIVE POWER
                                                                  20,447

                    8   SHARED DISPOSITIVE POWER
                        900,000 shares directly held by
                        KPCB VI.  KPCB VI Associates is the
                        general partner of KPCB VI.  Mr. Lally
                        is a general partner of KPCB VI
                        Associates.  Mr. Lally disclaims
                        beneficial ownership of shares held
                        directly by KPCB VI.

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON
                                                                 920,447

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                       / /

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                    8.4%

 12   TYPE OF REPORTING PERSON*
                                                                      IN


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

1(A).      NAME OF ISSUER.

           Microcide Pharmaceuticals, Inc.

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

           875 Battery Street
           San Francisco, California 94111

ITEM 2(A)-(C).      NAME, ADDRESS AND CITIZENSHIP OF PERSONS FILING.

           This statement is being filed by KPCB VI Associates, L.P., a California Limited Partnership ("KPCB VI Associates"), whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. The names, business addresses and citizenships of all the general partners of KPCB VI Associates, are set forth on Exhibit B hereto.

           KPCB VI Associates is general partner to Kleiner Perkins Caufield & Byers VI, L.P., a California limited partnership ("KPCB VI"). With respect to KPCB VI Associates, this statement relates only to KPCB VI Associates' indirect, beneficial ownership of the shares of Common Stock of Microcide Pharmaceuticals, Inc. held directly by KPCB VI (the "Shares") and, with respect to the general partners of KPCB VI Associates, to the extent applicable, to the shares over which each general partner exercises sole voting and dispositive control or are held directly by trusts. Management of the business affairs of KPCB VI Associates, including decisions respecting disposition and/or voting of the Shares, is by majority decision of the general partners of KPCB VI Associates listed on Exhibit B hereto, each general partner of whom disclaims beneficial ownership of the Shares.


ITEM 2(D) AND (E).  TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER.

           Common Stock
           CUSIP # 005950181

ITEM 3.    NOT APPLICABLE.

ITEM 4.    OWNERSHIP.

           See Rows 5-11 of the cover pages hereto.

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

           Not applicable.

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           Under certain circumstances set forth in the limited partnership agreements of KPCB VI and KPCB VI Associates, the general and limited partners of such entities may have the right to receive dividends from, or the proceeds of the sale of the Shares of Microcide Pharmaceuticals, Inc. held by each such entity. No such partner's rights relate to more than five percent of the class.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

           Not applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           Not applicable.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

           Not applicable.

ITEM 10.   CERTIFICATION.

           Not applicable.

                                      SIGNATURES

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 10, 1998

                              KPCB VI ASSOCIATES, L.P.,
                              A CALIFORNIA LIMITED PARTNERSHIP


                              By: /s/ Brook H. Byers
                                  -----------------------------------
                                  A General Partner


                              BROOK H. BYERS
                              VINOD KHOSLA
                              E. FLOYD KVAMME
                              L. JOHN DOERR
                              JOSEPH S. LACOB
                              BERNARD LACROUTE
                              JAMES P. LALLY


                              By: /s/ Michael S. Curry
                                  -----------------------------------
                                  Michael S. Curry
                                  Attorney-in-Fact


                              KLEINER PERKINS CAUFIELD & BYERS
                              VI, L.P., A CALIFORNIA LIMITED
                              PARTNERSHIP

                              By KPCB VI Associates, L.P., a California limited partnership, its General Partner


                              By: /s/ Brook H. Byers
                                  -----------------------------------
                                  A General Partner

                                    EXHIBIT INDEX


                                                                  Found on
                                                                Sequentially
Exhibit                                                         Numbered Page
-------                                                         -------------

Exhibit A:  Agreement of Joint Filing                                 15

Exhibit B:  List of General Partners of KPCB VI Associates            16

                                      EXHIBIT A

                              AGREEMENT OF JOINT FILING


           The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated February 10, 1998, containing the information required by Schedule 13G, for the 900,000 Shares of Common Stock of Microcide Pharmaceuticals, Inc. held by Kleiner Perkins Caufield & Byers VI, L.P., a California limited partnership, and other such holdings as are reported therein.


Date:  February 10, 1998

                              KPCB VI ASSOCIATES, L.P.,
                              A CALIFORNIA LIMITED PARTNERSHIP


                              By: /s/ Brook H. Byers
                                  -----------------------------------
                                  A General Partner

                              BROOK H. BYERS
                              VINOD KHOSLA
                              E. FLOYD KVAMME
                              L. JOHN DOERR
                              JOSEPH LACOB
                              BERNARD LACROUTE
                              JAMES P. LALLY


                              By: /s/ Michael S. Curry
                                  -----------------------------------
                                   Michael S. Curry
                                   Attorney-in-Fact

                              KLEINER PERKINS CAUFIELD & BYERS
                              VI, L.P., A CALIFORNIA LIMITED
                              PARTNERSHIP

                              By KPCB VI Associates, L.P., a California limited partnership, its General Partner


                              By: /s/ Brook H. Byers
                                  -----------------------------------
                                  A General Partner

                                      EXHIBIT B

                                 GENERAL PARTNERS OF
                 KPCB VI ASSOCIATES, A CALIFORNIA LIMITED PARTNERSHIP


           Set forth below, with respect to each general partner of KPCB VI Associates, is the following: (a) name; (b) business address and
(c) citizenship.

1.   (a)     Brook H. Byers
     (b)     c/o Kleiner Perkins Caufield & Byers
             2750 Sand Hill Road
             Menlo Park, CA  94025
     (c)     United States Citizen

2.   (a)     Vinod Khosla
     (b)     c/o Kleiner Perkins Caufield & Byers
             2750 Sand Hill Road
             Menlo Park, CA  94025
     (c)     United States Citizen

3.   (a)     E. Floyd Kvamme
     (b)     c/o Kleiner Perkins Caufield & Byers
             2750 Sand Hill Road
             Menlo Park, CA  94025
     (c)     United States Citizen

4.   (a)     L. John Doerr
     (b)     c/o Kleiner Perkins Caufield & Byers
             2750 Sand Hill Road
             Menlo Park, CA  94025
     (c)     United States Citizen

5.   (a)     Joseph Lacob
     (b)     c/o Kleiner Perkins Caufield & Byers
             2750 Sand Hill Road
             Menlo Park, CA  94025
     (c)     United States Citizen

6.   (a)     Bernard Lacroute
     (b)     c/o Kleiner Perkins Caufield & Byers
             2750 Sand Hill Road
             Menlo Park, CA  94025
     (c)     United States Citizen

7.   (a)     James P. Lally
     (b)     c/o Kleiner Perkins Caufield & Byers
             2750 Sand Hill Road
             Menlo Park, CA  94025
     (c)     United States Citizen